Exhibit 10.1
December 3, 2007
Mr. Nelson Chai
3 Boxwood Lane
Rye, NY 10508
Dear Nelson,
We are pleased to offer you the position of Executive Vice President and Chief Financial Officer at Merrill Lynch. Your anticipated start date is December 10, 2007 (the “Start Date”). The terms of our offer are as follows:
COMPENSATION
Your starting salary will be at the annualized rate of $600,000 and will commence on your start date. Please note that all payments referred to in this offer letter will be subject to required withholding for federal, state, and local taxes.
You will be eligible to participate in the 2007 Merrill Lynch Variable Incentive Compensation Program (VICP). In general, VICP awards are granted annually at the sole discretion of management based on individual performance, company financial results and other criteria. For Performance Year 2007, you will receive a guaranteed VICP award of $2,500,000 (“Guaranteed VICP Award”) provided you are in the continuous employment of Merrill Lynch through the scheduled payment date in early 2008, i.e., you have not resigned your employment or been terminated by Merrill Lynch for Cause (as defined below) before then. For 2007, the VICP award will consist of 50% cash and 50% equity. The equity portion of the award may consist of Merrill Lynch Restricted Shares or other equity instruments subject to the vesting and other provisions of the applicable Merrill Lynch & Co., Inc. Employee Stock Compensation Plan (“the ESCP”) and grant documents. Any such equity grant is subject to the approval of the Management Development and Compensation Committee (“the MDCC”) of the Merrill Lynch & Co., Inc. Board of Directors. For 2008 your VICP baseline amount will be $2,650,000 to reflect your 2007 award and adjust for the decrease in your starting base salary.
Your performance will be reviewed periodically. Any future salary and any future incentive compensation award under the VICP will be based on a consideration of a number of factors, including but not limited to, your individual performance and shall be determined in Merrill Lynch’s sole discretion.
To compensate you for your forfeiture of earned, but not yet vested, amounts from your current employer (the “Current Employer”), Merrill Lynch (the “Company”) shall pay or grant to you the following:

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With respect to the unvested Current Employer stock options, granted as a result of the New York Stock Exchange going public on March 8, 2006 and forfeited by you as a result of your commencing employment with the Company (the “Forfeited Options”), you shall be granted Company stock options (the “Replacement Options”) on the Start Date having (i) a strike price per share of Company common stock equal to the mean of the high and low sales prices per Company common share on the Start Date (the “Start Date Price”), (ii) the same vesting schedule and expiration date as the applicable Forfeited Options and (iii) a number of underlying Company common shares determined so that, as of November 30, 2007, the Black-Scholes value of the Replacement Options is equal to the Black-Scholes value of the Forfeited Options. In the event the Company terminates your employment without Cause (as defined below), the Replacement Options shall become fully vested and exercisable. Except as described above, the Replacement Options shall be subject to the terms and conditions set forth in the Company’s form of stock option award agreement for executives previously provided to you, including with respect to vesting and exercisability after termination of employment (including upon death, disability and retirement) and upon a change in control.

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With respect to the unvested Current Employer restricted stock units forfeited by you as a result of your commencing employment with the Company (the “Forfeited RSUs”), you shall be granted Company restricted stock shares (the “Replacement RSSs”) on the Start Date having (i) a number of underlying Company common shares determined so that, the aggregate value of the Replacement RSSs is equal to the aggregate value of the Current Employer common shares underlying the Forfeited RSUs (in each case, based on the mean of the high and low sales prices per share of Company and Current Employer common stock in each case on November 30, 2007) and (ii) matching as closely as possible the same vesting schedule as the applicable Forfeited RSUs within the context of the Company plan. In the event the Company terminates your employment without Cause, the Replacement RSSs shall become fully vested. Except as described above, the Replacement RSSs shall be subject to the terms and conditions set forth in the Company’s form of restricted stock unit award agreement for executives previously provided to you, including with respect to vesting after termination of employment (including upon death, disability and retirement) and upon a change in control. The Replacement Options and Replacement RSSs shall be granted under, and subject to the terms and conditions of, the Company’s Long-Term Incentive Compensation Plan for executives, as amended October 27, 2007 (the “Company Stock Plan”), except as described above.

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With respect to stock options granted to you during your time as an employee of Archipelago Holdings, Inc., (the “Archipelago Options”) and subsequently converted into NYSE options, for each grant, you shall receive a cash payment based on the difference between the mean of the high and low sales prices per Current Employer common share on November 30, 2007 less the strike price of the Archipelago Options, multiplied by the number of options granted. The cash payment for the Archipelago Options will be made to you after your first 60 days of employment.

In consideration of your accepting employment with the Company, the Company shall grant to you on the Start Date (i) options to acquire 270,000 shares of Company common stock (the “Sign-on Options”) and (ii) 90,000 restricted shares of Company common stock (the “Restricted Shares Grant”), which, in each case, shall be granted under, and subject to the terms and conditions of, the Company Stock Plan, except as described below.
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The Sign-on Options shall have a strike price per Company common share equal to the Start Date Price and shall expire on the date that is the tenth anniversary of the Start Date, unless earlier exercised or forfeited. The Sign-on Options shall become vested and exercisable, subject to your continued employment with the Company, at the following times: (i) one-third of the Sign-on Options (“Tranche 1”) shall vest and become exercisable in two equal annual installments on the first two anniversaries of the Start Date, (ii) one-third of the Sign-on Options (“Tranche 2”) shall vest and become exercisable if the average of the Company’s closing common stock prices over any period of 15 consecutive trading days is at least equal to the sum of the Start Date Price plus $20 (the “First Price Target”) and (iii) one-third of the Sign-on Options (“Tranche 3”) shall vest and become exercisable if the average of the Company’s closing common stock prices over any period of 15 consecutive trading days is at least equal to the sum of the Start Date Price plus $40 (the “Second Price Target”). Notwithstanding the foregoing, the Sign-on Options shall not be exercisable, whether or not vested, prior to the second anniversary of the Start Date, except that such restriction shall not apply in the event your employment is terminated by the Company without Cause or your employment terminates because of your death or disability.

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This grant of Restricted Shares will be subject to a vesting and restricted period that will commence on the first day of the month that the grant is effective and end on July 31, 2011. This grant will be submitted for approval to the MDCC of the Merrill Lynch & Co. Inc. Board of Directors. The Restricted Shares Grant will be subject to the vesting and other provisions of the applicable Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan for Managers and Producers (“the LTICP”) and grant documents. In the event the MDCC denies the Restricted Shares Grant you will be paid the cash value of the shares as soon as practicable after the MDCC meeting at which the grant was denied.

•	In the event the Company terminates your employment without Cause, the Sign-on Options and Restricted Shares Grant shall become fully vested and exercisable. Except as described above, the Sign-on Options and Restricted Shares Grant shall be subject to the terms and conditions set forth in the Company’s form of stock option and restricted stock unit award agreement for executives previously provided to you, including with respect to vesting and exercisability after termination of employment (including upon death, disability and retirement).

For the purpose of this letter, Cause shall mean: (i) any violation of Merrill Lynch’s rules, regulations, policies, practices and/or procedures; (ii) any violation of laws, rules or regulations of any governmental entity or regulatory or self-regulatory organization, applicable to Merrill Lynch; (iii) criminal, illegal, dishonest, immoral, or unethical conduct reasonably related to your employment; or (iv) a breach of this letter or any of the accompanying attachments.
CURRENT EMPLOYMENT AGREEMENT
This offer assumes that you are not subject to any agreement(s), obligation(s), commitment(s), or policy(ies) with your current employer or any other entity(ies) or person(s) that restricts in any way your ability to accept and commence new employment in accordance with the terms of this letter. If such agreement(s), obligation(s), commitment(s), or policy(ies) exist, this offer is contingent on your providing evidence satisfactory to Merrill Lynch that they do not prohibit or restrict your ability to assume the position we have offered.
WORK AUTHORIZATION
You must also be able to satisfy the requirements of the Immigration Reform and Control Act of 1986, which requires documents to prove your identity and demonstrate that you are authorized to work in the U.S., and to complete an Employment Eligibility Verification form (Form I-9).
A further condition of this offer and your employment with Merrill Lynch is that you have not been convicted of a felony or certain misdemeanors which would disqualify you from employment with Merrill Lynch under federal securities law and under New York Stock Exchange or National Association of Securities Dealer rules. (These preconditions are referenced in the Merrill Lynch Statement of Employment Conditions and the Merrill Lynch Policy on Statutory Disqualification.)
PRE-EMPLOYMENT PREPARATION
Prior to your start date with Merrill Lynch, you are required to complete pre-employment screenings, which includes substance abuse screening and Form I-9 verification. The Employee Service Center will assist you in scheduling these appointments. In addition, you must review Merrill Lynch policies and guidelines and submit a series of forms that provide required personal information. You will be receiving an email from our Employee Service Center instructing you on how to proceed with the onboarding process. If you have any questions in the interim, or you do not receive this email, please contact the HR Service Center at 1-866-654-7411. All paperwork will be submitted electronically back to the Employee Service Center. Additionally, you must mail the signed offer letter to the Merrill Lynch Service Center at 1600 Merrill Lynch Drive, MSC 0601, Pennington, NJ 08534.
You should also carefully review the attached Statement of Employment Conditions as this offer and your employment with Merrill Lynch are subject to them.
In the event of a conflict between the Statement of Employment Conditions and this letter, this letter shall control.
You agree to keep this letter and its terms strictly confidential and not to disclose them to any person or entity except your attorney, financial advisor, and immediate family members, as long as such individuals agree that they are subject to this confidentiality provision. Nothing in this letter shall prohibit or restrict you from providing information pursuant to legal process.
Nelson, we believe you can make a significant contribution to Merrill Lynch, and we look forward to your joining us.
Sincerely,
Peter R. Stingi
SVP, Head of Leadership & Talent Management

Acceptance of offer
My signature below confirms acceptance of the offer of employment and my understanding of the terms and conditions associated with it. This signature also confirms that there are no oral promises associated with this offer that are not reflected in this letter and I am not relying on any such promises or understandings in accepting this offer. In signing this letter, I further acknowledge that I have received, read, and agree to all pre-employment conditions and policies referred to in this letter, specifically the enclosed Statement of Employment Conditions and Policy on Statutory Disqualification.

Signed:

Date: